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                                       EXHIBIT 3.2
                                       LIMITED LIABILITY COMPANY
                                       AGREEMENT

              AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
                                         OF
                                  COMED FUNDING, LLC
                         A DELAWARE LIMITED LIABILITY COMPANY



              THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of ComEd Funding, LLC, a Delaware limited liability company (the "Company"), is made and entered into as of October 21, 1998, by Commonwealth Edison Company, an Illinois corporation, as the sole member of the Company (the "Sole Member"). Pursuant to Section 18-201(d) of the Act (as defined herein) this Agreement shall be effective as of October 21, 1998.



              WHEREAS, the Sole Member has caused to be filed a Certificate of Formation with the Secretary of State of the State of Delaware (the "Secretary") to organize the Company under and pursuant to the Act (as herein defined) and has entered into a Limited Liability Company Agreement to set forth certain rights, powers and interests of the Sole Member and to provide for the management of the business and operations of the Company;






              WHEREAS, in accordance with the Act and in connection with the filing of an Amended and Restated Certificate of Formation, the Sole Member desires to enter into this Agreement to amend and restate the terms of the Limited Liability Company Agreement and to set forth the respective rights, powers and interests of the Sole Member with respect to the Company and its Membership Interest therein and to provide for the management of the business and operations of the Company.



              NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Sole Member, intending to be legally bound, hereby agrees as follows:

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                                      ARTICLE 1
                                     DEFINITIONS

              1.1 DEFINITIONS. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings as set forth below:


                     "ACT" shall mean the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101 ET SEQ., as the same may hereafter be amended from time to time.


                     "AFFILIATE" shall mean, when used with reference to a specific Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specific Person.


                     "AGREEMENT" shall mean this instrument comprising the Amended and Restated Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time in accordance with this Agreement.



                     "BANKRUPTCY" means, with respect to any Person (as defined in Section 18-101(12) of the Act), if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceeding, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in Sections 18-101(1) and 18-304 of the Act.


                     "BASIC DOCUMENTS" shall mean all agreements, instruments and other documents entered into from time to time by the Company in connection with the acquisition and sale of intangible transition property under the Funding Law, and the issuance of transitional funding instruments by the Company or by any assign of such intangible transition property including, but not limited to, any Agreement Relating to Grant of Intangible Transition Property, any Intangible Transition Property Sale Agreement, the Intangible Transition Property Servicing Agreement, any

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Declaration of Trust, the Administration Agreement and all other documents and certificates delivered in connection therewith.


                     "BUSINESS DAY" shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of Illinois or the State of New York or the Depository Trust Company are authorized or obligated by law or executive order to close.


                     "CAPITAL CONTRIBUTION" shall mean, with respect to the Sole Member, the amount of cash and the initial value of any Contributed Property (net of liabilities to which such property is subject).


                     "CERTIFICATE" shall mean the Amended and Restated Certificate of Formation of the Company filed with the Secretary on October 21, 1998 as described in Section 2.1, and as further amended, modified, supplemented, or restated from time to time.


                     "COMPANY" shall have the meaning assigned to such term in the preamble hereto.

                     "COMED AFFILIATED GROUP" shall mean the Sole Member, Unicom Corporation, an Illinois corporation and any Affiliate of such companies (other than the Company).

                     "CONTRIBUTED PROPERTY" shall mean any property or other assets, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Company with respect to the Membership Interest held by the Sole Member.

                     "CONTROL" shall mean any of the following: (a) in the case of a corporation, ownership, directly or through ownership of other Entities, of at least ten percent (10%) of all the voting stock (exclusive of stock which is voting only as required by applicable law or in the event of nonpayment of dividends and pays dividends only on a nonparticipating basis at a fixed or floating rate); (b) in the case of any other Entity, ownership, directly or through ownership of other Entities, of at least ten percent (10%) of all of the beneficial equity interests therein, (calculated by a method that excludes from equity interests, ownership interests that are nonvoting (except as required by applicable law or in the event of nonpayment of dividends or distributions) and pay dividends or distributions only on a non-participating basis at a fixed or floating rate); (c) in any case, the ability, whether by the direct or indirect ownership of shares or other equity interests, by contract or otherwise, to elect a majority of the directors of a corporation, to select the managing partner of a partnership, to select a manager of a limited liability company, or otherwise to select, or have the power to remove and then select, a majority of those Persons exercising governing authority over an Entity or to exercise governing authority over an Entity; (d) in the case of a limited partnership, being the sole general partner, any of the general partners to the extent each has equal management control and authority, or the managing general partner or managing general partners thereof; (e) in the case of a limited liability company that has one or more managers, being a manager; or (f) in the case of a trust, being trustee thereof or any Person having the right to select any such trustee.

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                     "ENTITY" shall mean any general partnership, limited
partnership, limited liability company, corporation, joint venture, foundation, trust, business trust, real estate investment trust or association.

                     "EVENT OF BANKRUPTCY" shall mean, with respect to any Person, that such Person shall (A) institute proceedings to be adjudicated bankrupt or insolvent, (B) consent to the institution of bankruptcy or insolvency proceedings against it, (C) file a petition seeking or consent to reorganization or relief under any applicable federal or state law relating to bankruptcy, (D) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, (E) make a general assignment for the benefit of creditors or (F) admit in writing its inability to pay its debts generally as they become due.

                     "FUNDING LAW" shall mean the Electric Utility Transitional Funding Law of 1997, 220 ILCS 5/18-101 ET SEQ.

                     "GAAP" shall mean generally accepted accounting principles in effect in the United States from time to time.

                     "INDEPENDENT MANAGER" shall mean a natural person who is familiar with and has experience with asset securitization and is not at the time of appointment, has not been at any time preceding such appointment and is not during the term of such appointment (other than as incidental to such person's role as Independent Manager): (i) a member, stockholder, partner, director, manager, officer or employee of any member of the ComEd Affiliated Group; (ii) a customer, supplier or other person who derives more than ten percent (10%) of its purchases or revenues from its activities with the Company or any member of the ComEd Affiliated Group; or (iii) a member of the family of any such member, stockholder, partner, director, manager, officer, employee, customer or supplier.

                     "INTANGIBLE TRANSITION PROPERTY" shall have the meaning specified in Section 2.3.

                     "MANAGEMENT AGREEMENT" shall mean the agreement of the members of the Management Committee in the form attached hereto as Exhibit B. The Management Agreement shall be deemed incorporated into, and part of, this Agreement.


                     "MANAGEMENT COMMITTEE" shall mean a committee composed of not less than three nor more than five individuals, at least two of whom at all times upon or prior to the acquisition by the Company of Intangible Transition Property must qualify as an Independent Manager. At all times after the acquisition by the Company of Intangible Transition Property, the Company shall be without authority to take the actions specified herein as requiring the vote or consent of the Management Committee absent the currently effective appointment of two Independent Managers to the Management Committee.

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                     "MANAGER" shall mean a member of the Management
Committee.

                     "MEMBER" shall mean a member of the Company.

                     "MEMBERSHIP INTEREST" shall mean, with respect to the Sole Member, the limited liability company interest of the Sole Member in the Company.

                     "NET CASH FLOWS" shall mean the excess of revenue over expenses less any reserves the Management Committee considers appropriate or necessary for the conduct of business.

                     "PERSON" shall mean any natural person or Entity.

                     "SALE AGREEMENTS" shall have the meaning specified in
Section 2.3.

                     "SECRETARY" shall have the meaning assigned to such term in the first recital of this Agreement.

                     "SOLE MEMBER" shall have the meaning assigned to such term in the preamble hereto.

                                     ARTICLE 2
                        FORMATION AND BUSINESS OF THE COMPANY


              2.1 FORMATION. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by filing on July 21, 1998 a Certificate of Formation with the Secretary as required by the Act by Teresa W. Harmon, as an authorized person under the Act and by filing on October 21, 1998 an Amended and Restated Certificate of Formation with the Secretary in accordance with the Act by Teresa W. Harmon, as an authorized person under the Act. Upon the filing of the Amended and Restated Certificate of Formation with the Secretary, Teresa W. Harmon's powers as an authorized person shall cease and thereafter, the Sole Member shall be the authorized person of the Company. To the extent that the rights or obligations of the Sole Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.


              2.2 NAME. The name of the Company shall be "ComEd Funding, LLC." The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Sole Member deems appropriate or advisable. The Sole Member shall cause to be filed any fictitious name certificates and similar filings, and any amendments thereto that the Management Committee considers appropriate or advisable.

                                       5
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              2.3    PURPOSE. The purpose for which the Company is formed is
limited solely to:


              (a) acquire, own, hold, administer, service or enter into agreements regarding the receipt and servicing of "intangible transition property" as such term is defined in the Funding Law as of the date hereof ("INTANGIBLE TRANSITION PROPERTY"), along with certain other related assets;


              (b) manage, sell, assign, pledge, collect amounts due on or otherwise deal with the intangible transition property and related assets to be so acquired in accordance with the terms of the "Sale Agreements" as defined below;

              (c) enter into, perform and comply with one or more sale agreements, assignment agreements, or other agreements providing for the sale of the aforementioned intangible transition property and related assets (collectively, the "SALE AGREEMENTS") and to enter into, perform and comply with such servicing agreements, interest rate swap agreements, administration agreements, collection account agreements and other similar agreements as may be necessary or desirable in connection with such Sale Agreements;


              (d) enter into, perform and comply with one or more declarations of trust related to the creation of one or more Delaware business trusts to be formed in connection with the transactions contemplated by the Sale Agreements and to execute any registration statement, offering document or related agreements or disclosures related to the issuance of transitional funding instruments or other instruments by such trusts; and


              (e) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies formed under the laws of the State of Delaware that, in either case, are incidental to and necessary, suitable or convenient for the accomplishment of the above-mentioned purposes.


       The Company shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of any Sale Agreements or other agreement referenced above. The Company shall have all powers reasonably necessary or convenient to effect the foregoing purposes, including all powers granted under the Act. The Company, and the Sole Member or any Manager, including the Independent Managers, on behalf of the Company, may enter into and perform the Basic Documents and all documents, agreements, certificates or financing statements contemplated thereby or related thereto, all without any further act, vote or approval of any Member, Manager or other person or entity, notwithstanding any other provision of this Agreement, the Act, or other applicable law, rule or regulation. The authorization set forth in the preceding sentence shall not be deemed a restriction on the power and authority of the Sole Member or any Manager, including the Independent Managers, to enter into other agreements or documents on behalf of the Company.

                                       6
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              2.4    PRINCIPAL OFFICE.  The location of the principal place
of business of the Company shall be at such location as shall be selected from time to time by the Sole Member.

              2.5 REGISTERED AGENT AND REGISTERED OFFICE. The registered agent of the Company shall be the initial registered agent named in the Certificate or such other Person or Persons as the Sole Member may designate from time to time in the manner provided by the Act. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Sole Member may designate from time to time in the manner provided by the Act.


              2.6 SEPARATE EXISTENCE. The Company, and the Sole Member and the Management Committee on behalf of the Company, shall:

              (i) Maintain in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement and each other instrument or agreement necessary or appropriate to the proper administration hereof and to permit and effectuate the undertakings contemplated hereby.

              (ii) Maintain with commercial banking institutions its own deposit account or accounts separate from those of any Affiliate of the ComEd Affiliated Group.

              (iii) Ensure that, to the extent that it shares the same officers or other employees with its Sole Member or any Affiliate of the ComEd Affiliated Group, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

              (iv) Pay all of its operating expenses incurred by it from the assets of the Company, and ensure that, to the extent that it jointly contracts with its Sole Member or any Affiliate of the ComEd Affiliated Group to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs.

              (v) Maintain a principal executive and administrative office through which its business is conducted separate from those of its Sole Member and any Affiliate of the ComEd Affiliated Group. To the extent that the Company and its Sole Member or any Affiliate of the ComEd Affiliated Group have offices in contiguous space, there shall be fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses.

                                       7
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              (vi)   Observe all necessary, appropriate and customary
       formalities, including, but not limited to, holding all regular and special Members' meetings, and meetings of the Company's Management Committee, appropriate to authorize all action on behalf of the Company, keeping all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.


              (vii) At all times vest the management of the Company in the Management Committee and, from and after the entry into any Sale Agreement and the acquisition of any Intangible Transition Property, ensure that its Management Committee shall at all times include at least two Independent Managers.


              (viii) Refrain from commingling its assets with those of the Sole Member or any member of the ComEd Affiliated Group (except as contemplated by any Sale Agreement and any servicing or administration agreements entered into in connection therewith).

              (ix) Act solely in its own name and through its own authorized managers and agents, and no Affiliate of the ComEd Affiliated Group shall be appointed to act as agent of the Company, except as expressly contemplated by the Basic Documents.

              (x) Ensure that no Affiliate of the ComEd Affiliated Group shall advance funds to the Company, or otherwise guaranty debts of, the Company, except as provided in the Basic Documents; PROVIDED, HOWEVER, that any Affiliate of the ComEd Affiliated Group may provide funds to the Company in connection with the initial capitalization of the Company or as thereafter permitted by the Basic Documents with any subsequent capitalization.

               (xi) Not enter into any guaranty, or otherwise become liable, with respect to any obligation of any Affiliate of the ComEd Affiliated Group and not hold itself out, or permit itself to be held out, as having agreed to pay or as being liable for the debts of ComEd or any other member of the ComEd Affiliated Group.

              (xii) Comply with all restrictions on its business and operations as set forth in the Section 2.3.


              2.7 LIMITATION ON CERTAIN ACTIVITIES. Notwithstanding any other provisions of this Agreement, the Company, and the Sole Member or Management Committee on behalf of the Company, shall not:



              (i) engage in any business or activity other than as set forth in Article 2 hereof;

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              (ii)   without the affirmative vote of its Sole Member and the
affirmative vote of all of the Managers, initiate any Event of Bankruptcy with respect to the Company or take any company action in furtherance of any such Event of Bankruptcy;


              (iii) merge or consolidate with any other corporation, company, or entity or, except to the extent permitted by each Sale Agreement, sell all or substantially all of its assets or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity;

              (iv) incur any indebtedness or assume or guarantee any indebtedness of any person (other than the indebtedness incurred under the Sale Agreements); or


              (v) to the fullest extent permitted by law, without the affirmative vote of its Member and the affirmative vote of all Managers, execute any dissolution, liquidation, or winding up of the Company.



To the fullest extent permitted by applicable law, including without limitation
Section 18-1101(c) of the Act, the fiduciary duty of each Manager, including the Independent Managers, in respect of any decision on any matter referred to in this Section 2.7 shall be owed solely to the Company (including its creditors) and not to the Sole Member or any other holders of equity interest in the Company as may exist at such time.


              2.8 NO STATE LAW PARTNERSHIP. No provisions of this Agreement (including, without limitation, the provisions of Article 6) shall be deemed or construed to constitute a partnership (including, without limitation, a limited partnership) or joint venture, or the Sole Member a partner or joint venturer of or with any Manager or the Company, for any purposes.


              2.9 ADDRESS OF THE SOLE MEMBER. The address of the Sole Member is set forth on EXHIBIT A, as amended from time to time, attached hereto and made a part hereof.


                                      ARTICLE 3
                                         TERM


              3.1 COMMENCEMENT. The Company's term commenced upon the filing of the Certificate with the Secretary on July 21, 1998. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate as provided in the Act.



              3.2 CONTINUATION. Notwithstanding any provision of this Agreement, the Bankruptcy of the Sole Member will not cause the Sole Member to cease

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to be a Member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, the Sole Member waives any right it might have under Section 18-801(b) of the Act to agree in writing to dissolve the Company upon the occurrence of the Bankruptcy of the Member or the occurrence of any other event which under the Act would otherwise cause the Sole Member to cease to be a Member of the Company.


                                      ARTICLE 4
                                CAPITAL CONTRIBUTIONS

              4.1 CAPITAL CONTRIBUTION. The Sole Member has made an initial capital contribution of $1,000. The Sole Member may be required or shall be permitted to contribute additional Capital Contributions in cash or property to the Company on such terms and conditions as may be agreed to by the Sole Member from time to time. The amounts so contributed by the Sole Member shall be credited to the Sole Member's capital account, as provided in Section 4.2 below. The Sole Member shall have a Membership Interest of one hundred percent (100%) of the Company.

              4.2 CAPITAL ACCOUNT. The Company shall establish an individual Capital Account for the Sole Member.

              4.3 NO INTEREST ON OR RETURN OF CAPITAL CONTRIBUTION. The Sole Member shall not be entitled to interest on its Capital Contribution or Capital Account. Except as provided herein or by law, the Sole Member shall have no right to demand or receive the return of its Capital Contribution.


                                      ARTICLE 5
                                  ALLOCATIONS; BOOKS

              5.1    ALLOCATIONS OF INCOME AND LOSS.

                     (a) BOOK ALLOCATIONS. The net income and net loss of the Company shall be allocated entirely to the Sole Member.

                     (b) TAX ALLOCATIONS. Because the Company is not making (and will not make) an election to be treated as an association taxable as a corporation under Section 301.7701-3(a) of the U.S. Treasury Regulations, and because the Company is a business entity that has a single owner and is not a corporation, it shall be disregarded as an entity separate from its owner for federal income tax purposes under Section 301.7701-3(b)(1) of the U.S. Treasury Regulations. Accordingly, all items of income, gain, loss, deduction and credit of the Company for all taxable periods will be treated for federal income tax purposes, and for state and local income and other tax purposes to the extent permitted by applicable law, as realized or incurred directly by the Sole Member. To the extent not so permitted, all items of income, gain, loss, deduction and credit of the Company shall be allocated entirely to the Sole Member.

              5.2 BOOKS OF ACCOUNT. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP, using the fiscal year and taxable year of the Sole Member. In addition, the Company shall keep all records required to be kept pursuant to the Act.

              5.3 DISTRIBUTIONS. The Company may distribute all or any portion of Net Cash Flows to the Sole Member upon the unanimous vote of the Management Committee; provided that the Management Committee shall not authorize such distributions more frequently than monthly. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law or any Basic Documents.

                                      ARTICLE 6
                              MANAGEMENT OF THE COMPANY


              6.1 MANAGEMENT OF COMPANY. Except as otherwise provided in this Agreement, the property and business of the Company shall be controlled and managed by the Management Committee; PROVIDED, however, that except as otherwise provided in this Agreement, the Sole Member acting alone can bind or execute any instrument on behalf of the Company, and may sign all checks, drafts, and other instruments obligating the Company to pay money. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement, a Manager may not bind the Company. Prior to the entry into any Sale Agreement and the acquisition of any Intangible Transition Property, the Sole Member shall appoint two Independent Managers. In the event that an Independent Manager withdraws, resigns or is removed as Independent Manager, the Sole Member shall appoint, as soon as reasonably practicable, a successor Independent Manager.
The Company shall pay the Independent Managers annual fees totaling not less than $3,500 per year. Each Manager, including each Independent Manager, is hereby deemed to be a "manager" within the meaning of Section 18-101(10) of the Act.



              6.2 WITHDRAWAL OF MANAGER. Notwithstanding anything herein to the contrary, no Independent Manager may withdraw or resign as a Manager of the Company without the consent of the Sole Member.



              6.3 DUTIES OF MANAGERS. To the fullest extent permitted by applicable law, including without limitation Section 18-1101(c) of the Act, the fiduciary duty of each Manager, including the Independent Managers, in respect of any decision on any matter referred to in Section 2.7 shall be owed solely to the Company (including its creditors) and not to the Member or any other holders of equity interest in
the Company as may exist at such time.   Each Manager shall execute and
deliver the Management Agreement.



              6.4 REMOVAL OF MANAGERS. A Manager (including the Independent Managers) may be removed at any time, with or without cause, upon the written election of the Sole Member.



              6.5 QUORUM: ACTS OF THE MANAGEMENT COMMITTEE. At all meetings of the Management Committee, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Management Committee. If a quorum shall not be present at any meeting of the Management Committee, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Management Committee or any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the Managers having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. Unless otherwise provided in the Agreement, on any matter that is to be voted on by Managers, the Managers may vote in person or by proxy.



              6.6 OFFICERS. The Sole Member may, from time to time as it deems advisable, appoint officers of the Company (the "Officers") and assign in writing titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Sole Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 6.6 may be revoked at any time by the Sole Member. The Officers shall be those individuals listed on Schedule 6.6 from time to time attached hereto. The Sole Member may revise Schedule 6.6 in its sole discretion at any time.


                                      ARTICLE 7
                       DISSOLUTION, LIQUIDATION AND WINDING-UP

              7.1 DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of the earliest of the following events:

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                     (a)    subject to Section 2.7, the election to dissolve the
Company made in writing by the Sole Member and each Manager, including without limitation the Independent Managers, as permitted by the Basic Documents;


                     (b) the sale or other disposition of all or substantially all of the assets of the Company in accordance with the Basic Documents;

                     (c) the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company unless the business of the Company is continued without dissolution in a manner permitted by the Act; or

                     (d) the entry of a decree of judicial dissolution of the Company pursuant to Section 18-802 of the Act.

              7.2 ACCOUNTING. In the event of the dissolution, liquidation and winding-up of the Company, a proper accounting shall be made of the Capital Account of the Sole Member and of the net income or net loss of the Company from the date of the last previous accounting to the date of dissolution.

              7.3 CERTIFICATE OF CANCELLATION. As soon as possible following the occurrence of any of the events specified in Section 7.1 and the completion of the winding up of the Company, the person or entity winding up the business and affairs of the Company shall cause to be executed a Certificate of Cancellation of the Certificate in such form as shall be prescribed by the Secretary and file the Certificate of Cancellation of the Certificate as required by the Act.


              7.4    WINDING UP.  Upon the occurrence of any event specified in
Section 7.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Sole Member shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the liabilities of the Company and its assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 7.6.



              7.5 ORDER OF PAYMENT OF LIABILITIES UPON DISSOLUTION. After determining that all known debts and liabilities of the Company, including all contingent, conditional or unmatured liabilities of the Company, in the process of winding-up, including, without limitation, debts and liabilities to the Sole Member in the event it is a creditor of the Company to the extent otherwise permitted by law, have been paid or adequately provided for, the remaining assets shall be distributed in cash or in kind to the Sole Member.



              7.6 LIMITATIONS ON PAYMENTS MADE IN DISSOLUTION. Except as otherwise specifically provided in this Agreement, the Sole Member shall only be entitled to look solely to the assets of Company for the return of its positive Capital Account balance and shall have no recourse for its Capital Contribution and/or share of net income (upon dissolution or otherwise) against any Manager or the Management Committee.



              7.7 LIMITATION ON LIABILITY. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager.


                                      ARTICLE 8
                               TRANSFER AND ASSIGNMENT

              8.1.  TRANSFER OF MEMBERSHIP INTERESTS.

              (a) The Sole Member may transfer its Membership Interest, but the transferee shall not be admitted as a Member except in accordance with
SECTION 8.2. Until the transferee is admitted as a Member, the Sole Member shall continue to be the sole member of the Company and to be entitled to exercise any rights or powers of a Member of the Company with respect to the Membership Interest transferred.

              (b) Any purported transfer of any Membership Interest in violation of the provisions of this Agreement shall be wholly void and shall not effectuate the transfer contemplated thereby. Notwithstanding anything contained herein to the contrary, the Sole Member may not transfer any Membership Interest in violation of any provision of this Agreement or in violation of any applicable Federal or state securities laws.


              8.2. ADMISSION OF TRANSFEREE AS MEMBER. A transferee of a Membership Interest desiring to be admitted as a Member must execute a counterpart of, or an agreement adopting, this Agreement and shall not be admitted without the unanimous affirmative vote of the Management Committee, which vote must include the affirmative vote of the Independent Managers. Upon admission of the transferee as a Member, the transferee shall have, to the extent of the Membership Interest transferred, the rights and powers and shall be subject to the restrictions and liabilities of the Sole Member under this Agreement and the Act. The transferee shall also be liable, to the extent of the Membership Interest transferred, for the unfulfilled obligations, if any, of the transferor Member to make Capital Contributions, but shall not be obligated for liabilities unknown to the transferee at the time such transferee was admitted as a Member and that could not be ascertained from this Agreement. Whether or not the transferee of a Membership Interest becomes a Member, the Sole Member is not released from any liability to the Company under this Agreement or the Act.

                                      ARTICLE 9
                                  GENERAL PROVISIONS

              9.1 NOTICES. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given when delivered in person or three business days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party. For purposes of this Section 9.1, the addresses of the parties hereto shall be as set forth on EXHIBIT A hereto. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions of this
Section 9.1.

              9.2 CONTROLLING LAW. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary.

              9.3 EXECUTION OF COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

              9.4 SEVERABILITY. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

              9.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

              9.6    AMENDMENTS TO ORGANIZATIONAL DOCUMENTS.

              (a) The power to alter, amend or repeal this Agreement shall be only on the consent of the Sole Member, PROVIDED, that the Company shall not adopt a new Limited Liability Company Agreement or alter, amend or repeal any provision of Sections 2.3, 2.6, 2.7, 3.2, 6.2, 7.1, 8.2 , 9.6 and 9.11 of this
Agreement without the unanimous affirmative vote of the Management Committee, which vote must include the affirmative vote of the Independent Managers.



              (b) The Company's power to alter, amend or repeal the Certificate shall be vested in the Sole Member.

Upon obtaining the approval of any amendment, supplement or restatement as to the Certificate, the Company shall cause a Certificate of Amendment or Amended and Restated Certificate to be prepared, executed and filed in accordance with the Act.


              9.7 PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience and they form no part of this Agreement and shall not affect its interpretation.

              9.8 GENDER, ETC. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. The term "including" shall mean "including, but not limited to."

              9.9 NUMBER OF DAYS. In computing the number of days (other than Business Days) for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; PROVIDED, HOWEVER, that if the final day of any time period falls on a Saturday, Sunday or holiday on which national banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

              9.10 ASSURANCES. The Sole Member shall hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.


              9.11 ENFORCEMENT BY INDEPENDENT MANAGERS. Notwithstanding any other provision of this Agreement, the Sole Member agrees that this Agreement, (including without limitation, Sections 2.3, 2.6, 2.7, 3.2, 6.2, 7.1, 8.2, 9.6 and 9.11) constitutes a legal, valid and binding agreement of the Sole Member, and is enforceable against the Sole Member by the Independent Managers in accordance with its terms. The Independent Managers are intended beneficiaries of this Agreement.


                                      ARTICLE 10
                                   INDEMNIFICATION

              10.1 INDEMNIFICATION. Subject to Section 10.3 of this Article, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.



              10.2  INDEMNIFICATION FOR SUITS BY OR IN RIGHT OF COMPANY.
Subject to Section 10.3 of this Article, the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


              10.3 AUTHORIZATION. Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the manager, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 10.1 or Section 10.2, of this Article, as the case may be. Such determination shall be made (i) by independent legal counsel in a written opinion or (ii) by the Sole Member. To the extent, however, that a manager, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

              10.4  GOOD FAITH.  For purposes of any determination under Section
10.3 of this Article, a person shall be deemed to have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe his/her conduct was unlawful, if the action is based on the records or books of account of the Company or another enterprise, or on information supplied to him by the officers of the Company or another enterprise in the course of their duties, or on the advice of legal counsel for the Company or another enterprise or on information or records given or reports made to the Company or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or another enterprise. The term "another enterprise" as used in this Section 10.4 shall mean any other Company or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Company as a manager, director, officer, employee or agent. The provisions of this Section 10.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections 10.1 or 10.2 of this Article, as the case may be.

              10.5 COURT ACTION. Notwithstanding any contrary determination in the specific case under Section 10.3 of this Article, and notwithstanding the absence of any determination thereunder, any manager, officer, employee or agent may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Sections 10.1 and 10.2 of this Article. The basis of such indemnification by a court shall be a determination by such court that indemnification of the manager, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 10.1 and
10.2 of this Article, as the case may be. Notice of any application for indemnification pursuant to this Section 10.5 shall be given to the Company promptly upon the filing of such application.

              10.6 EXPENSES. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the manager, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article.

              10.7 NON-EXCLUSIVITY. The indemnification and advancement of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, contract, vote or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the persons specified in Sections 10.1 and 10.2 of this Article shall be made to the fullest extent permitted by law. The provisions of this Article shall not be deemed to preclude the indemnification of any person who is not specified in Section
10.1 or 10.2 of this Article but who the Company has the power of obligation to indemnify under the provisions of the Act, or otherwise.

              10.8 INSURANCE. The Company may purchase and maintain insurance on behalf of any person who is or was a manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not the

Company would have the power or the obligation to indemnify him/her against such liability under the provisions of this Article.

              10.9 CONSOLIDATION/MERGER. For purposes of this Article, references to "the Company" shall include, in addition to the resulting Company, any constituent Company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its managers, directors, officers, and employees or agents, so that any person who is or was a manager, director, officer, employee or agent of such constituent Company, or is or was serving at the request of such constituent Company as a manager, director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving Company as he would have with respect to such constituent Company if its separate existence had continued.

              10.10 HEIRS, EXECUTORS, AND ADMINISTRATORS. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a manager, director, office, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                     [Remainder of page intentionally left blank]

              IN WITNESS WHEREOF, the Sole Member hereto has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first above written.




                                   COMMONWEALTH EDISON COMPANY


                                   By: /s/ Ruth Ann M. Gillis
                                      ----------------------------------------
                                           Name:  Ruth Ann M. Gillis
                                           Title:  Vice President and Treasurer

                                  SCHEDULE 6.6
                                    OFFICERS

NONE

                                    EXHIBIT A

                          NOTICE ADDRESS OF SOLE MEMBER


NAME OF MEMBER                            NOTICE ADDRESS
--------------                            --------------
Commonwealth Edison Company               10 South Dearborn Street, 37th Floor
                                          Chicago, Illinois  60603
                                          Attn:  Treasury Department

                                    EXHIBIT B

                                MANAGEMENT AGREEMENT

                                   October __, 1998



ComEd Funding, LLC
c/o Commonwealth Edison Company
10 South Dearborn Street
37th Floor
Chicago, Illinois 60603


              Re:    Management Agreement --
                     ComEd Funding, LLC
                     -----------------------

Ladies and Gentlemen:


              For good and valuable consideration, each of the undersigned persons, who have been designated as members of the management committee of ComEd Funding, LLC, a Delaware limited liability company (the "Company"), in accordance with the Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 21, 1998, as it may be amended or restated from time to time (the "LLC Agreement"), hereby agree:



              1. To accept such person's rights and authority as a member of the Management Committee (as defined in the LLC Agreement) under the LLC Agreement and to perform and discharge such person's duties and obligations as a member of the Management Committee under the LLC Agreement and agrees that such rights, authority, duties and obligations under the LLC Agreement shall continue until such person's successor as a member of the Management Committee is designated or until such person's resignation or removal as a member of the Management Committee in accordance with the LLC Agreement. A member of the Management Committee is designated as a "manager" of the Company within the meaning of the Delaware Limited Liability Company Act.


              2. THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

              IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.



                                          ___________________________________
                                          Name:

                                           __________________________________
                                          Name:

                                          ___________________________________
                                          Name:

                                          ___________________________________
                                          Name:

                                          ___________________________________
                                          Name: